Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	(415) 433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
(408) 894-0700

TESSERA AND HYNIX SIGN NEW TECHNOLOGY LICENSING AGREEMENT

- Agreement with World’s 2nd Largest DRAM Producer Further Strengthens Tessera’s

Computing Market Position -

San Jose, Calif. - April 4, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it has signed a new technology licensing agreement with Hynix Semiconductor, Inc. (KSE:000660), one of the world’s leading developers and manufacturers of DRAM devices. The new agreement replaces a prior licensing agreement, and covers Tessera’s chip-scale and multi-chip technologies.

“Tessera is pleased to announce this new agreement with Hynix Semiconductor,” said Kirk Flatow, Tessera’s senior vice president, marketing and sales. “Hynix products are recognized around the world for their market leadership and cost effectiveness. Tessera looks forward to expanding the relationship between our companies and working more closely together in the future.”

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.